Exhibit 99.1

Contact:
CCG Elite Investor Relations
Mark Collinson, Partner
Phone: (310) 231-8600 ext. 117
E-mail: mark.collinson@ccgir.com

For Immediate Release

American Metal & Technology, Inc. Reports First Quarter Financial Results

Hebei, China – May 9, 2008 – American Metal & Technology, Inc. (OTC BB: AMGY) (“American Metal,” the “Company”), a leading manufacturer in the People’s Republic of China engaged in the development, manufacture and sale of high-precision metal casting and metal fabrication products to European and U.S. markets and microprocessor-controlled electronic circuit boards in China, today announced its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

♦	Net sales increased 133.3% year-over-year to $4.9 million

♦	Gross profit increased 121.6% year-over-year to $1.5 million

♦	Net income increased 161.3% year-over-year to $1.0 million, or $0.11 per diluted share

♦	Increased production capacity through the addition of nine high-precision lathe machines

First Quarter 2008 Results

In the first quarter of 2008, net sales increased 133.3% to $4.9 million from $2.1 million a year ago. The increase resulted from increased capacity during the quarter via the addition of nine new precision lathe machines, which allowed the Company to fill additional orders. Six of the machines were operational at the beginning of the quarter, while the remaining three machines entered service in March.

“We are extremely pleased with our progress during the quarter, in which we achieved an optimal combination of high efficiency, excellent gross margin and a favorable mix of orders for metal casting and machining,” said Mr. Chen Gao, Chairman and Chief Executive Officer of American Metal. “We continued to expand capacity during the quarter, which allowed us to fulfill additional orders from our existing customers.”

Gross profit during the quarter was $1.5 million, up 121.6% from gross profit of $0.7 million a year ago because of the increased production levels. Customers continued to increase their orders for cast parts, requiring the Company to purchase metals for casting before machining the parts. Parts that are both machined and cast by the Company typically yield a higher dollar margin but a lower percentage. The mix of cast parts and machining-only orders varies from quarter to quarter, resulting in variations in gross margin but overall increases in gross profit.

Operating expenses for the quarter declined as a percentage of sales, to $0.5 million, or 10.2% of net sales, from $0.3 million, or 13.0% of net sales, in the first quarter of 2007. Operating expenses included several one-time expenses related to the ongoing second phase of the Company’s capacity expansion, as it continued to upgrade equipment at its manufacturing facility in Hebei, China, and added employees to operate the new machines.

Operating income increased 146.5% to $1.0 million, or 19.7% of sales, from $0.4 million, or 18.9% of sales, during the same quarter the prior year.

Net income for the first quarter of 2008 increased 161.3% to $1.0 million, or $0.11 per diluted share, from net income of $0.4 million, or $0.05 per diluted share, for the first quarter of 2007. Earnings per share for the first quarter of 2007 have been adjusted for a 1-for-150 reverse stock split, effective December 3, 2007.

Financial Condition

As of March 31, 2008, American Metal had cash and cash equivalents of $6.8 million, working capital of $9.2 million, no long-term debt and shareholders’ equity of $13.2 million. During the first quarter of 2008, the Company generated $0.6 million in cash from operations, compared to $0.1 million in the same quarter the prior year.

Recent Events

In February 2008, the Company announced plans to invest $3 million to build additional facilities at its Langfang manufacturing center. The new facilities mark the second phase of a four-phase plan to transform the Company’s capacity and capabilities for the foreseeable future. This second phase of American Metal’s four-phase expansion plan will add two buildings totaling 10,900 square meters, increasing annual capacity for casting products by 50%. Construction is due to be completed in December 2008, with full production beginning in January 2009.

During the first quarter ended March 31, 2008, the Company acquired and put into operation nine new high-precision lathe machines, bringing the total number of machines in use to 59. Another late machine was delivered and became operable in April 2008, bringing the current number of high-precision machines to 60, compared to 40 lathe machines a year ago.

Business Outlook

For the 2008 fiscal year, the Company expects global industrial demand for its products to remain strong. The Company expects to meet an increasing amount of that demand as its additional capacity comes online. Given the favorable results in the first quarter, and the successful installation and operation of additional capacity during the quarter, the Company is increasing its expectation for full-year 2008 net income to a range of $3.2 million to $3.4 million, or earnings per share of $0.29 to $0.32, from net income of $2.9 million to $3.1 million, or $0.27 to $0.29 per diluted share. Full-year guidance assumes a limited contribution from the effective launch of the second phase of the capacity expansion, which the Company expects to complete during December 2008, a mix of multiple products at varying price points and increased efficiencies as the Company gains additional experience with its growing customer base.

“The first quarter of 2008 was extremely favorable for American Metal, as we experienced very strong increases in revenues and net income because of greatly expanded production capacity,” Mr. Gao said. “However, there are several potential factors that could temper our results in the remaining three quarters, including appreciation of the Renminbi, the potential lifting of the export tax holiday and rapidly rising raw materials costs. Even so, we remain optimistic about our opportunities for the remainder of 2008, and we look forward to further capacity expansion coming online in January 2009.”

About American Metal & Technology, Inc.

American Metal & Technology, through its wholly-owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is a leading manufacturer of high-precision casting and machined products in the People's Republic of China. The subsidiaries operate in a 53,819-square-foot manufacturing plant. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers. The Company recently announced facility expansion plans to increase casting product capacity by 50% and enhance the development and manufacturing of its circuit board solutions at its Langfang manufacturing center. To learn more about American Metal & Technology, Inc., please visit the Company's Web site at: http://www.ammyusa.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

- FINANCIAL TABLES FOLLOW -

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRY UNITED DEVELOPMENT CORPORATION) CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Amounts expressed in U.S. dollars)
	Three months ended	Three months ended
	March 31, 2008	March 31, 2007
Net sales	$4,896,515	$2,108,963
Cost of goods sold	3,437,120	1,450,261
Gross profit	1,459,395	658,703

Operating expenses
Selling expenses	16,258	6,835
Operating and administrative expenses	480,946	261,571
Total operating expenses	497,204	268,406

Income from operations	962,191	390,297

Other income (expense)
Interest income	5,728	2,054
Gain on disposal of marketable securities	35,651
Other income (expense)	1,041	(2,698)
Total other income	42,420	(644)

Income before income taxes	1,004,612	389,653
Provision for income taxes	-	-
Income before minority interests	1,004,612	389,653
Minority interests	12,585	(155)

Net income	1,017,196	389,498

Unrealized loss from available securities	(66,190)
Foreign currency translation adjustment	547,366	79,716
Comprehensive income	$1,498,372	$469,214

Basic weighted average shares outstanding	8,988,568	7,649,959
Basic net earnings per share	$0.11	$0.05

Diluted weighted average shares outstanding	8,988,568	7,649,959
Diluted net earnings per share	$0.11	$0.05

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
(FORMERLY MURRY UNITED DEVELOPMENT CORPORATION) CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008 and DECEMBER 31, 2007

ASSETS
Current Assets	March 31, 2008	December 31, 2007
Cash and cash equivalents	$6,781,705	$6,037,193
Accounts receivable - net	1,628,323	1,332,664
Investment in marketable securities	107,581	93,196
Other receivables	156,641	134,275
Advances to suppliers	1,753,998	974,799
Inventories	606,372	547,579
Total Current Assets	11,034,619	9,119,706
Property, Plant and Equipment, net	3,071,313	3,020,972
Construction in Progress	462,305	377,240
Intangible Assets, net	707,035	692,167
Total Assets	$15,275,272	$13,210,084

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$1,067,565	$743,070
Accrued liabilities and other payables	166,450	75,765
Amount due to related parties	413,375	333,670
Unearned revenue	93,036	12,938
Total Current Liabilities	1,740,425	1,165,443

Minority Interests	324,706	337,291

Shareholders' Equity
Common stocks; $0.0001 par value, 30,000,000 shares authorized, 10,402,687 shares issued and outstanding	1,040	1,040
Additional paid in capital	5,140,013	5,039,217
Statutory reserve	1,040,205	912,019
Accumulated other comprehensive income	1,475,267	994,092
Retained earnings	5,649,993	4,760,982
Total Stockholders' Equity	13,210,140	11,707,350
Total Liabilities and Shareholders' Equity	$15,275,272	$13,210,084